Exhibit 99.1

    Four Oaks Fincorp, Inc. Announces 2004 Second Quarter Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--July 26, 2004--Four Oaks Fincorp, Inc., (OTCBB: FOFN) the holding company for Four Oaks Bank & Trust Company, today announced second quarter results for fiscal year 2004. Net income increased 60% in the second quarter of 2004 as compared to the same period of 2003. Net income was $982,000 or $0.36 per share for the quarter ended June 30, 2004, compared to $618,000 or $0.23 per share in 2003. For the six months ending June 30, 2004, net income was $1,781,000 or $0.66 per share, a 43% increase over the net income of $1,246,000 or $0.46 per share earned in the first six months of 2003. Annualized return on average equity and return on average assets at June 30, 2004 were 10.38% and 0.98%, respectively, and increased from 7.79% and 0.78%, respectively, at June 30, 2003. The Company increased the level of dividends paid to its shareholders from the $0.09 per share that was paid in the second quarter of 2003 to $0.10 per share paid in June 2004. Year to date dividends paid through June 30, 2004 were $0.20 per share, up from $0.18 as of June 30, 2003.
    Improved earnings trends continued in the second quarter and first half of 2004, when compared to the same periods of 2003, as is evidenced by the 22% increase in net interest income after the provision for loan losses. Operating expenses increased 7% in the first six months of 2004, as compared to 2003, primarily due to increased salaries and benefits associated with expansion of our locations. Pricing strategies implemented during 2003 continued to enhance our ability to compete effectively for loans and deposits in our local markets.
    The Company's balance sheet growth continued in 2004. Total deposits of $303,820,000 at June 30, 2004 grew 11% from December 31, 2003. Net loans increased 10% to $296,706,000. Shareholders' equity grew to $33,847,000, resulting in a 3% increase over December 31, 2003. Book value per share at June 30, 2004 was $12.43 as compared to $12.29 at December 31, 2003. Shareholders' equity as a percentage of total assets remains high at 8.8%.
    With $384,940,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177